Exhibit 10.28

RELINQUISHMENT AGREEMENT

This RELINQUISHMENT AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2021, by and between 23andMe Holding Co., a Delaware corporation (“Parent”), and Paul Johnson (“Holder”).

RECITALS

A.
Concurrent with the execution and delivery of this Agreement, Parent, Life Merger Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Life Merger Sub Two, Inc., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), Lemonaid Health, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the Indemnifying Parties (“Securityholders’ Representative”), are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent (the “First Merger”) and, as part of the same overall transaction, the Company will then merge with and into Second Merger Sub, and Second Merger Sub will survive as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.
B.
Holder is a stockholder, optionholder and key employee of the Company. Holder acknowledges and agrees that a material inducement for Parent and Merger Subs to enter into the Merger Agreement is based on the value that Holder brings to the business, and Holder’s willingness to enter into this Agreement, and that absent the execution and performance of this Agreement in accordance with its terms by Holder, Parent and Merger Subs would not be willing to enter into the Merger Agreement or to consummate the Mergers.

NOW THEREFORE, intending to be legally bound, for and in consideration of the premises and mutual covenants and agreements contained in this Agreement and in the Merger Agreement, the parties agree as follows:

1.
Escrow of Relinquishment Amount; Re-Vesting of Options.
1.1
Relinquishment Escrow Fund. At the Closing, Parent shall retain seventy-five percent (75%) of the portion of Merger Consideration otherwise payable to Holder in Parent Class A Common Stock (the “Relinquishment Amount”) in respect of Holder’s shares of the Company’s Common Stock. The Relinquishment Amount shall be held by Parent in an account (the “Relinquishment Escrow Fund”) in trust under the terms of this Agreement. Holder will be entitled to exercise voting rights with respect to such Parent Class A Common Stock held in the Relinquishment Escrow Fund (the “Restricted Parent Class A Common Stock”) and will be entitled to receive any cash dividends paid with respect to the Restricted Parent Class A Common Stock; provided that any such cash dividends shall be paid into the Relinquishment Escrow Fund and released in accordance with the terms of this Agreement applicable to the underlying Restricted Parent Class A Common Stock. Holder agrees that the Relinquishment Amount shall be subject to forfeiture pursuant to the vesting schedule set forth in Section 1.2 hereof. It is the intention of Parent and Holder that the Closing constitute a “transfer” under Section 83 of the Code and this Agreement will be interpreted accordingly.
1.2
Release of Relinquishment Amount. Subject to Holder’s continuous employment by a Company Group Member (defined below), the Relinquishment Amount will vest over four (4) years as follows: a portion equal to 1/16th of the Relinquishment Amount will vest every three months, commencing on the date that is three months immediately following the Closing Date and ending on the fourth anniversary of the Closing Date, and Parent shall promptly (and in any event within ten (10) Business Days of each such vesting date) release such amount from the Relinquishment Escrow Fund, with such amount to be delivered to Holder upon release. For purposes of this Agreement, “Company Group Member” means any of the Company or any of its subsidiaries (whether existing as of or following the Effective Time), including the Final Surviving Corporation, Parent, any subsidiaries of the foregoing (whether existing as of or following the Effective Time) and any successor of the foregoing.

1.3
Option Vesting Schedule. At the Closing, the Re-Vested Options (as defined in Section 3.1) shall be converted into options to purchase a number of shares of Parent Class A Common Stock calculated in accordance with the Merger Agreement at a per-share exercise price calculated in accordance with the Merger Agreement, subject to the terms of the Parent’s 2021 Incentive Equity Plan, and each such Re- Vested Option shall be subject to the following vesting schedule: Subject to Holder’s continuous employment by a Company Group Member, the Re-Vested Options will vest over four (4) years, whereby a portion equal to 1/16th of the Re-Vested Options will vest every three months, commencing on the date that is three months immediately following the Closing Date and ending on the fourth anniversary of the Closing Date.
1.4
Consequences of Termination.
(a)
Subject to Section 1.4(b), if, at any time before the Relinquishment Amount and Re-Vested Options are fully vested, Holder’s employment with a Company Group Member is terminated either by Holder or by such Company Group Member for any reason other than as a result of Holder’s death or Disability (as defined in the Parent’s 2021 Incentive Equity Plan), then Holder will immediately forfeit any then unvested portion(s) of the Relinquishment Amount and Re-Vested Options as of the date of termination for no consideration. In such case, the forfeited Relinquishment Amount shall be released from the Relinquishment Escrow Fund permanently to Parent with no obligation to deliver any such portion of the unvested Relinquishment Amount to Holder under this Agreement or the Merger Agreement or otherwise, and the forfeited Re-Vested Options shall be cancelled without any consideration being paid to Holder.
(b)
During the four-year period commencing on the Closing Date (the “Protection Period”), Parent shall not (i) terminate Holder’s employment without Cause (defined below), (ii) materially reduce Holder’s base salary or the benefits to which similarly-situated executive employees of Parent or any of Parent’s subsidiaries are entitled, other than a broad-based reduction to the same extent that applies to such similarly-situated executive employees or (iii) relocate Holder’s principal place of employment to a location outside of a fifty (50)-mile radius of Holder’s current principal place of employment. If any such event occurs during the Protection Period or in the event of Holder’s death or Disability, then Holder’s sole remedy with respect thereto, whether under this Agreement or any other agreement between Holder and Parent or any subsidiary of Parent, or any other legal theory, shall be (i) the immediate vesting of any unvested portion of the Relinquishment Amount and the prompt release by Parent of such amount from the Relinquishment Escrow Fund (and in any event within ten (10) Business Days of such vesting date), with such amount to be delivered to Holder upon release and (ii) the immediate vesting of any unvested Re- Vested Options, which shall remain subject to the applicable award agreement.
(c)
For purposes of this Agreement, “Cause” means any of the following acts or omissions by Holder following the date of this Agreement: (A) embezzlement, theft, misappropriation or conversion by Holder of any property of a Company Group Member; (B) any breach by Holder of the Non- Competition and Non-Solicitation Agreement entered into by Holder in favor and for the benefit of Parent on the date hereof in connection with the Mergers; (C) a breach by Holder of any material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within 14 days after Parent has given written notice to Holder describing such breach; (D) willful failure or refusal by Holder to perform any material duties of his employment which continues for a period of 14 days following written notice thereof by Parent to Holder; (E) conviction of Holder or plea of nolo contendere (or a similar plea), of any act constituting a felony (or its equivalent in any non-United States jurisdiction) or other crime involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (F) any violation of any law, rule or regulation which results in a material adverse effect on the business operations of any Company Group Member or regulatory disqualification, or willful failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar compliance policies of any Company Group Member; (G) gross negligence or willful misconduct on the part of Holder in the performance of his duties as an employee, officer or director of any Company Group Member that results in material harm to any Company Group Member; (H) Holder’s breach of his fiduciary obligations, or disloyalty, to any Company Group Member; or (I) Holder’s failure to cooperate, if requested in writing by Parent, with any investigation or inquiry into the business practices of a Company Group Member, whether internal or external, including, but not limited to, Holder’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry.

1.5
Tax Matters.
(a)
Parent and Holder agree that (i) Holder shall be treated for applicable Tax purposes as the owner of the Restricted Parent Class A Common Stock and all other amounts held in the Relinquishment Escrow Fund, and (ii) Holder shall be treated for applicable Tax purposes as having earned all interest, dividends, gains, and other income with respect to investment of any amounts held in the Relinquishment Escrow Fund.
(b)
Holder shall make an election with the U.S. Internal Revenue Service under Section 83(b) of the Code with respect to the shares of Restricted Parent Class A Common Stock (the “Section 83(b) Election”), by completing the form attached hereto as Exhibit A (the “Section 83(b) Election Form”) and sending the Section 83(b) Election Form and supporting materials to the U.S. Internal Revenue Service not later than thirty (30) days after the Closing Date. Holder shall provide Parent with an executed copy of such completed Section 83(b) Election Form for its records.
(c)
If Holder timely makes the Section 83(b) Election in accordance with Section 1.5(b), Holder and Parent intend to treat the Restricted Parent Class A Common Stock as payment of consideration in exchange for Holder’s shares in a manner consistent with the principles of Rev. Rul. 2007- 49, 2007-2 C.B. 237, Situation 2, and not as compensation income for U.S. federal income tax purposes. Parent, Holder, and their respective Affiliates will prepare all Tax Returns consistent with the foregoing intended tax treatment and shall not take any Tax position which is inconsistent with the foregoing intended tax treatment, unless there is a contrary assessment or determination made by a Taxing Authority.
(d)
Subject to Section 1.5(c), Parent, Merger Subs, the Company, the Surviving Company, and their respective Affiliates shall each be entitled to deduct and withhold from any amounts payable or otherwise deliverable to Holder (including amounts released from the Relinquishment Escrow Fund to Holder), such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local, or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid and delivered to Holder.
(e)
Notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement or otherwise, no portion of the Relinquishment Amount or any beneficial interest therein may be pledged, sold, assigned, or transferred, including by operation of law, by Holder, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Holder, in each case unless and until actually released to Holder in accordance with the terms of this Agreement.

2.
Termination. In the event the Mergers are not completed and the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement will be null and void and of no effect.
3.
Miscellaneous Provisions.
3.1
Representations and Warranties. Holder represents and warrants to Parent that as of the date hereof and on the Closing Date, Holder owns 526,715 shares of Common Stock, 23,591 shares of Preferred Stock, zero Warrants and the following Options: (1) an Option to purchase 484,285 shares of Common Stock with an exercise price of $0.53; (2) an Option to purchase 119,275 shares of Common Stock with an exercise price of $0.60; (3) an Option to purchase 216,457 shares of Common Stock with an exercise price of $0.62; and (4) an Option to purchase 725,523 shares of Common Stock with an exercise price of $1.73. Seventy-five percent (75%) of each of the Options shall be subject to the re-vesting requirements set forth in Section 1.3 (the “Re-Vested Options”). Holder represents and warrants that Holder has good and marketable title to the above-referenced shares of Common Stock and Preferred Stock, free and clear of all liens, encumbrances, and claims whatsoever. For the purpose of this Agreement, beneficial ownership will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Holder represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against Holder in accordance with its terms.

3.2
Parties in Interest; Inurement. This Agreement is not intended, nor will it be construed, to confer any enforceable rights on any person not a party hereto. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
3.3
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to Holder:	At Holder’s residence address as maintained by the Company in the regular course of its business for payroll purposes.
If to Parent:	23andMe Holding Co.
223 North Mathilda Avenue
Sunnyvale, CA 94086 Attention: Kathy Hibbs, Chief Legal and Regulatory Officer Email: khibbs@23andme.com
With a copy to (which copy shall not constitute notice):
Morgan, Lewis & Bockius LLP One Oxford Center, Thirty-Second Floor Pittsburgh, PA 15219-6401 Attention: Marlee Myers, Kimberly Taylor

Email: marlee.myers@morganlewis.com kimberly.taylor@morganlewis.com

3.4
Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.
3.5
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
3.6
Counterparts; Electronic Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.
3.7
Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
3.8
Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed solely and exclusively by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof that would compel the application of the Laws of another jurisdiction.
3.9
Submission to Jurisdiction; Consent to Service of Process. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in Section 3.3 as permitted by Applicable Law, shall be valid and sufficient service thereof. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
3.10
At Will Employment. Nothing in this Agreement is intended to constitute an employment contract or a guaranty of continued employment, and Holder’s employment by Parent (or any subsidiary or parent of Parent) will be “at will.”
3.11
Entire Agreement. This Agreement, including the Exhibits hereto, and the Merger Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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lN WITNESS WHEREOF, the parties below have duly executed this Relinquishment Agreement as of the date first written above.

23ANDME HOLDING CO.

/s/ Annie Wojcicki

By: Anne Wojcicki

Its: Chief Executive Officer

[Signature Page to Relinquishment Agreement]

IN WITNESS WHEREOF, the parties below have duly executed this Relinquishment Agreement as of the date first written above.

HOLDER:

/s/ Paul Johnson

Name: Paul Johnson

Title:

[Signature Page to Relinquishment Agreement]